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EX99.15 - PRESS RELEASE DATED APR 22, 2005: MIV THERAPEUTICS ANNOUNCES
          AVAILABILITY OF ONLINE AUDIO INTERVIEW WITH CEO ALAN LINDSAY ON CEOCAST.COM


        CEO DISCUSSES THE COMPANY'S BUSINESS AND DEVELOPMENT STRATEGY IN
                       ADVANCED DRUG-ELUTING STENT SECTOR

VANCOUVER, British Columbia--(BUSINESS WIRE)--April 22, 2005--MIV Therapeutics, Inc. (OTCBB:MIVT), a developer of next-generation biocompatible stent coatings and drug delivery technologies, has announced the online availability of an informative audio interview of Alan Lindsay, CEO of MIV Therapeutics, with online investor information portal CEOcast.com.

In the interview, available at www.ceocast.com, Mr. Lindsay discussed MIVT's overall business strategy and proprietary technologies. The Company is developing next-generation biocompatible coatings based on its proprietary Hydroxyapatite (HAp) technology, for use in both passive and drug-eluting applications on cardiovascular stents and other medical devices.

The streaming audio interview, which is approximately 10 minutes long, is available free of charge to visitors at www.ceocast.com. To access the interview, enter MIVT in the 'search by symbol field'.

About CEOcast
-------------

CEOcast is the premier source of original and syndicated streaming broadcast interviews of Chief Executive Officers at public and private news-making companies. Organized by industry, its analysts average over 15 years experience covering and evaluating Wall Street's leading companies. CEOcast's programming is distributed to on-line investors at over numerous financial web sites as well as to many portfolio managers, buy-side analysts and traders at North American institutions. Content is also disseminated to investment research professionals representing a substantial number of institutions.

About MIV Therapeutics
----------------------

MIV Therapeutics is developing a next generation line of advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and other implantable medical devices. MIVT's ultra-thin coating formulation is designed primarily to protect surrounding tissue from the chemical interaction of metal stents. MIVT's ultra-thin coating has been derived from a unique biocompatible material called hydroxyapatite (HAp) that demonstrated during in-vivo animal trials excellent safety and superior healing properties pursued by the science in the field of advanced implantable drug delivery systems. Hydroxyapatite is a bioactive porous material that makes up the bone mineral and matrix of teeth. It is widely used as a bone substitute material and for coating implantable fixation devices in orthopedic, dental and other applications. MIVT reached a Collaborative Research Agreement (CRA) with the University of British Columbia and received a research and development grant from the Natural Sciences and Engineering Research Council of Canada (NSERC) in 2002 for the development of hydroxyapatite as a drug eluting coating. In December 2004 MIVT received a Government grant for the research program titled "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents" under the National Research Council - Industrial Research Assistance Program (NRC-IRAP). Under this sponsorship the Company will progress to the development stage, which is expected to finalize the drug-eluting research and development program.

For more information, please visit
http://www.trilogy-capital.com/tcp/mivt/website.html. To read or download MIV Therapeutics' Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/mivt/factsheet.html. To obtain daily and historical Company stock quote data, and recent Company news releases, visit http://www.trilogy-capital.com/tcp/html/mivt.htm.

Forward-Looking Statements
--------------------------

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe", "will", "breakthrough", "significant", "indicated", "feel", "revolutionary", "should", "ideal", "extremely" and "excited". These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

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Copyright (C) 2005 MIV Therapeutics Inc. All rights reserved.


CONTACT:

MIV Therapeutics Inc.
Investors:
Dan Savino, 800-221-5108 ext.16
Fax: 604-301-9546
dsavino@mivi.ca

or

Trilogy Capital Partners
Investors:
Paul Karon, 800-342-1467
paul@trilogy-capital.com

or

Product inquiries and business opportunities:
Arc Rajtar, 604-301-9545 ext.22
arajtar@mivi.ca